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Writer's Direct Number	Writer's E-mail Address

November 5, 2010

Gottex Multi-Alternatives Fund -- I,  Gottex Multi-Alternatives Fund -- II, Gottex Multi-Asset
  Endowment Fund -- I and Gottex Multi-Asset Endowment Fund -- II
28 State Street, 40th Floor
Boston, MA  02109

Ladies and Gentlemen:

We have acted as counsel to Gottex Multi-Alternatives Fund -- I,  Gottex Multi-Alternatives Fund -- II, Gottex Multi-Asset Endowment Fund -- I and Gottex Multi-Asset Endowment Fund -- II (each, a “Fund” and collectively, the "Funds"), each a statutory trust organized under the laws of the State of Delaware, in connection with the registration of shares of beneficial interest in each Fund ("Shares") under the Securities Act of 1933, as amended (the "1933 Act").

In such capacity, we have reviewed each Fund's registration statement on Form N-2 under the 1933 Act and the Investment Company Act of 1940, as amended (each, a "Registration Statement"), each as filed by the respective Fund with the Securities and Exchange Commission (File Nos. set forth in Appendix A).  We have also reviewed Pre-Effective Amendment No. 1 to the Registration Statement, which is expected to be filed as of the date hereof.  We are familiar with the actions taken by the Funds and their respective Boards of Trustees in connection with the organization of the Funds and the proposed issuance and sale of Shares, including, but not limited to, the adoption of resolutions authorizing the offer and issuance of Shares in the manner described in the prospectus contained in each Registration Statement (each, a "Prospectus").  In addition, we have examined and are familiar with each Fund's certificate of trust (and amendments thereto) and each Fund's agreement and declaration of trust, as in effect on the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

We have examined each Fund's records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for purposes of rendering this opinion.  In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to the original documents of all copies submitted to us.  As to certain questions of fact material to our opinion, we have relied upon statements of officers of the Funds and upon representations of the Funds made in the Registration Statements.

Based upon the foregoing, we are of the opinion that Shares of each Fund, when issued and sold in the manner described in the respective Prospectus of such Fund, will be legally issued, fully paid and non-assessable.

We are attorneys licensed to practice only in the State of New York.  The foregoing opinion is limited to the Federal laws of the United States.

We hereby consent to the inclusion of this opinion as an exhibit to each Registration Statement and to the references to us therein as counsel to the Funds.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP_________
Schulte Roth & Zabel LLP

Gottex Funds
November 5, 2010
Page

Appendix A

Gottex Multi-Alternatives Fund -- I	333-166621	811-22411
Gottex Multi-Alternatives Fund -- II	333-166620	811-22414
Gottex Multi-Asset Endowment Fund -- I	333-166619	811-22413
Gottex Multi-Asset Endowment Fund -- II	333-166618	811-22412